EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES FIRST QUARTER PRODUCTION RESULTS

Production Grows 34% Quarter Over Quarter

FORT WORTH, TEXAS, APRIL 11, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its first quarter 2013 production volumes reached a record high of 876 Mmcfe per day, a 34% increase over the prior-year quarter. Production was 79% natural gas, 14% natural gas liquids (“NGLs”) and 7% crude oil and condensate. Year-over-year oil and condensate production increased 52%, NGL production rose 22%, while natural gas production increased 34%. The record production was driven by the continued success of the Company’s drilling program primarily in the Marcellus Shale. First quarter production of 876 Mmcfe per day exceeded the high end of guidance of 845 – 850 Mmcfe per day due to the timing of turning wells to production.

The Company also announced its preliminary first quarter 2013 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $5.06 per mcfe, a 3% decrease from the prior-year period. Production and preliminary realized prices by each commodity for the first quarter were: natural gas – 689 Mmcf per day ($4.09 per mcf), NGLs – 20,994 barrels per day ($35.29 per barrel) and crude oil and condensate – 10,141 barrels per day ($85.46 per barrel). Third-party transportation, gathering and compression fees are expected to average approximately $0.80 per mcfe for the first quarter due to added transportation costs applicable to higher than expected production volumes from the Marcellus Shale.

Commenting on the announcement, Jeff Ventura, Range’s President and CEO, said, “We are off to a terrific start with our first quarter production results. We are well on track to achieve our production growth target of 20% to 25% for 2013. More importantly, we believe that we have line-of-sight production growth of 20% to 25% for many years. This growth will be led by our approximately one million net acre leasehold position in Pennsylvania. The strong growth, coupled with high returns, low cost and low reinvestment risk will drive substantial per share value for years to come.”

The information in this release is unaudited. Final results, including final first quarter 2013 product price realizations (including the impact of cash-settled hedges and derivative settlements) and costs will be provided in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 currently planned to be filed with Securities and Exchange Commission by the end of April 2013.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

Except for historical information, statements made in this release such as expected increasing liquids production, expected high rates of return, expected future cash flow growth, expected future low cost structure, expected high-return drilling inventory and expected future production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements.

Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2013-12

SOURCE: Range	Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Research Manager

817-869-4267

Michael Freeman, Financial Analyst

817-869-4264

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

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